EXHIBIT 5.1

GRAY CARY WARE & FREIDENRICH LLP

2000 University Avenue

East Palo Alto, CA 94303-2248

January 23, 2004

RAE Systems Inc.

1339 Moffett Park Drive

Sunnyvale, California 94089

Re: Registration Statement on Form S-3 (No. 333-109840) – Exhibit 5.1

Ladies and Gentlemen:

We have acted as legal counsel for RAE Systems Inc., a Delaware corporation (the “Company”), in connection with the above referenced Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 10,120,000 shares of Common Stock, including 1,320,000 shares subject to an over-allotment option (collectively, the “Shares”).

In connection with rendering this opinion, we have reviewed the following:

1. The Company’s Articles of Incorporation, as amended.

2. The Company’s Bylaws, as amended; and

3. Certain corporate resolutions, including resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of Shares covered by the Registration Statements.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that in our opinion:

1. The Company’s Articles of Incorporation validly authorize the issuance of the Shares registered pursuant to the Registration Statement.

2. Upon the delivery and payment therefor in accordance with the terms of the Registration Statement and the Underwriting Agreement described in the Registration Statement, the Shares to be issued and sold by the Company will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statements and the related Prospectus or amendments or supplements thereto.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP
GRAY CARY WARE & FREIDENRICH LLP